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                                                                          10.33

                                       Employment Agreement with Michael Lanier

[LOGO]

March 30, 1999



Michael S. Lanier
1992 Sugarbush Drive
Evergreen, CO 80439


Subject: Offer of Employment with RHYTHMS NetConnections, Inc.


Dear Michael:

It gives me great pleasure to offer you employment with RHYTHMS
NetConnections, Inc. (RHYTHMS or the Company). This letter will serve to outline the basic terms of your employment.

1. Start of Employment: The effective date of your employment is March 30, 1999.

2. Your title will be Chief Information Officer. You will report to me.

3. Compensation: Your annual salary will be $250,000.00. You will be eligible for all standard company benefits. You will receive a $50,000.00 hiring bonus.

4. Bonus: You will be eligible for the 1999 Bonus Plan of 25% of your base salary.

5. Stock: Subject to approval by the Board of Directors, you will be granted options to purchase 300,000 shares of Common Stock, at start of employment, at an exercise share equal to the fair market price of a share of the Company's common stock on the date the option is granted. The Board establishes the fair market price of a share of price if a share of stock.
          Twenty five percent (25%) of the options will vest on the first anniversary of your start date and the remaining seventy five percent (75%) will vest thereafter on a monthly basis over the succeeding three (3) year period, total vesting period of four (4) years.


6. Location: You will be working in the Rhythms Englewood, CO office.

                                 [LETTERHEAD]


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As a condition of your employment and in accordance with Rhythms' policy of a
Drug Free environment you will be required to successfully complete a drug screen. It will be necessary for you to make arrangements for the test prior to your start date. Contact Patty Atkinson, Human Resources, 303-376-2217, for instructions. It will be necessary for you to bring the chain of custody form, included with this letter, with you when you go for the test. Failure to pass this test will make this offer of employment invalid.

Employment with RHYTHMS will not be for a specified term and can be terminated by you or by the Company at any time for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. The "at will" nature of your employment described in this offer letter will constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which you or the Company may terminate the employment relationship. Although your job duties, title, compensation and benefits may change over time, the "at will" term of your employment can only be changed in writing and signed by you and the President of the Company. If you accept this offer, the terms described in this letter will be the terms of your employment. This offer, is contingent on you executing the RHYTHMS Proprietary Information and Inventions Agreement and Non-Competition Agreement, copies of which are attached hereto and incorporated by reference. The terms of this letter and your employment will be governed by the laws of the State of Colorado.

In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legal required proof of your identity and authorization to work in the United States.

Assuming this offer letter is acceptable to you, please sign and return to me, along with signed copies of the Employee Proprietary Information and Inventions Agreement and Covenant Not to Compete, which are enclosed.

Michael, we believe we have an excellent opportunity to build a major next-generation communication company. We are delighted that you are considering joining our talented and energetic team, and I am looking forward to working with you.

Sincerely,

/s/ Catherine Hapka

Catherine Hapka
Chief Executive Officer

Accepted and Acknowledged

/s/ Michael S. Lanier                        3-30-99
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Michael S. Lanier